CARDERO RESOURCE CORP.
2010 ANNUAL GENERAL MEETING	Notice of Annual General Meeting of Shareholders Management Information Circular
Place:	Library Room Shangri-La Hotel 1128 West Georgia Street Vancouver, British Columbia
Time:	2:00 p.m.
Date:	Friday, June 25, 2010

CARDERO RESOURCE CORP.

CORPORATE DATA	Head Office Suite 1920 – 1188 West Georgia Street Vancouver, British Columbia CANADA V6E 4A2 Telephone: 604-408-7488 Toll Free: 1-888-770-7488 Facsimile: 604-408-7499 Web Site: www.cardero.com
Directors Hendrik Van Alphen Leonard Harris Lawrence Talbot Murray Hitzman Stephan Fitch

Officers

Hendrik Van Alphen, President & CEO

Michael W. Kinley, CFO

Marla Ritchie, Corporate Secretary

Lawrence Talbot, Vice President & General Counsel

Keith Henderson, Vice-President, Exploration

Mark Cruise, Vice-President, Business Development

Registrar & Transfer Agent Computershare Investor Services Inc. 3rd Floor, 510 Burrard Street Vancouver, British Columbia V6C 3B9
	Legal Counsel Gowling Lafleur Henderson LLP Suite 2300, Four Bentall Centre P.O. Box 49122, 1055 Dunsmuir Street Vancouver, British Columbia V7X 1J1	Dorsey & Whitney LLP 701 Fifth Avenue, Suite 6100 Seattle, Washington USA 98104-7043
Auditor Smythe Ratcliffe LLP Chartered Accountants Suite 700 – 355 Burrard Street Vancouver, British Columbia V6C 2G8
Stock Exchange Listings Toronto Stock Exchange Symbol “CDU” NYSE – Amex Symbol “CDY” Frankfurt Stock Exchange Symbol “CR5”

CARDERO RESOURCE CORP.

SUITE 1920, 1188 WEST GEORGIA STREET
VANCOUVER, BRITISH COLUMBIA
CANADA  V6E 4A2
TEL:  604.408.7488
FAX:  604.408.7499

INFORMATION CIRCULAR
For the Annual General Meeting to be held on June 25, 2010
(information is as at May 25, 2010, except as indicated)

This Information Circular is dated May 25, 2010 (“Information Circular”) and is being furnished in connection with the solicitation of proxies by the management of Cardero Resource Corp. (the “Company”) for use at the 2010 annual general meeting of shareholders of the Company to be held at 2:00 p.m. (Vancouver time) on Friday, June 25, 2010 at the place and for the purposes set forth in the accompanying Notice of Meeting (the “Meeting”).

REVOCABILITY OF PROXY

In addition to revocation in any other manner permitted by law, you may revoke an executed and deposited proxy by (a) except to the extent otherwise noted on such later proxy, signing new proxy bearing a later date and depositing it at the place and within the time required for the deposit of proxies, (b) signing and dating a written notice of revocation (in the same manner as a proxy is required to be executed as set out in the notes to the proxy) and either depositing it at the place and within the time required for the deposit of proxies or with the Chairman of the Meeting on the day of the Meeting prior to the commencement of the Meeting, or (c) registering with the Scrutineer at the Meeting as a registered shareholder present in person, whereupon any proxy executed and deposited by such registered shareholder will be deemed to have been revoked.

Only registered shareholders have the right to revoke a proxy.  If you are not a registered shareholder and you wish to change your vote you must, at least seven (7) days before the Meeting, arrange for the intermediary which holds your common shares to revoke the proxy given by them on your behalf.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited by Management.  Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made, without special compensation, by regular officers and employees.  The Company may reimburse shareholders’ nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining authorization from their principals to execute proxies.  No solicitation will be made by specifically engaged employees or soliciting agents.  The cost of solicitation will be borne by the Company.  None of the directors have advised that they intend to oppose any action intended to be taken by management as set forth in this Information Circular.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

PROXY INSTRUCTIONS

The persons named in the accompanying proxy are current directors and/or officers of the Company.  If a shareholder wishes to appoint some other person (who need not be a shareholder) to represent that shareholder at the Meeting the shareholder may do so, either by striking out the printed names and inserting the desired person’s name in the blank space provided in the proxy or by completing another proper proxy and in either case delivering the completed and executed proxy to the Company’s transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, CANADA  M5J 2Y1, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or, with respect to any matter occurring after the reconvening of any adjournment of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of recommencement of such adjourned Meeting.  Proxies delivered after such times will not be accepted.

To be valid, the proxy must be dated and be signed by the shareholder or by a duly appointed attorney for such shareholder, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer.  If a proxy is signed by a person other than the registered shareholder, or by an officer of a registered corporate shareholder, the Chairman of the Meeting may require evidence of the authority of such person to sign before accepting such proxy.

THE SHARES REPRESENTED BY PROXY WILL, ON A POLL, BE VOTED OR WITHHELD FROM VOTING BY THE PROXY HOLDER IN ACCORDANCE WITH THE INSTRUCTIONS OF THE PERSON APPOINTING THE PROXYHOLDER ON ANY BALLOT THAT MAY BE CALLED FOR AND, IF A CHOICE HAS BEEN SPECIFIED WITH RESPECT TO ANY MATTER TO BE ACTED UPON, THE SHARES WILL BE VOTED ACCORDINGLY.

ON A POLL, IF A CHOICE WITH RESPECT TO SUCH MATTERS IS NOT SPECIFIED OR IF BOTH CHOICES HAVE BEEN SPECIFIED, THE PERSON APPOINTED PROXYHOLDER WILL VOTE THE SECURITIES REPRESENTED BY THE PROXY AS RECOMMENDED BY MANAGEMENT (WHICH, IN THE CASE OF THE MEETING, WILL BE IN FAVOUR OF EACH MATTER IDENTIFIED IN THE PROXY AND FOR THE NOMINEES OF MANAGEMENT FOR DIRECTORS AND AUDITORS).

The enclosed proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person(s) appointed proxyholder(s) thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and which may properly come before the Meeting.  At the time of the printing of this Information Circular, management knows of no such amendment, variation or other matter which may be presented to the Meeting.

ADVICE TO NON-REGISTERED (BENEFICIAL) SHAREHOLDERS

Only registered shareholders or duly appointed proxyholders for registered shareholders are permitted to vote at the Meeting.  Most of the shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares.  More particularly, a person is not a registered shareholder in respect of shares of the Company which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either (a) in the name of an intermediary (the “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP’s, RRIF’s, RESP’s and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)) of which the Intermediary is a participant.  In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the form of proxy (collectively referred to as the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders.  Generally, if you are a Non-Registered Holder and you have not waived the right to receive the Meeting Materials you will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted to the number of shares beneficially owned by you, but which is otherwise not complete.  Because the Intermediary has already signed the proxy, this proxy is not required to be signed by you when submitting it.  In this case, if you wish to submit a proxy you should otherwise properly complete the executed proxy provided and deposit it with the Company’s Registrar and Transfer Agent, Computershare Investor Services Inc., as provided above; or

(b)

more typically, a Non-Registered Holder will be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy”, “proxy authorization form” or “voting instruction form”) which the Intermediary must follow.  Typically, the voting instruction form will consist of a one page pre-printed form.  Sometimes, instead of the one page printed form, the voting instruction form will consist of a regular printed proxy accompanied by a page of instructions that contains a removable label containing a bar-code and other information.  In order for the proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the proxy, properly complete and sign the proxy and return it to the Intermediary or its service company (not the Company or Computershare Investor Services Inc.) in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares that they beneficially own.  If you are a Non-Registered Holder and you wish to vote at the Meeting in person as proxyholder for the shares owned by you, you should strike out the names of the management designated proxy holders named in the proxy authorization form or voting instruction form and insert your name in the blank space provided.  In either case, you should carefully follow the instructions of your Intermediary, including when and where the proxy, proxy authorization or voting instruction form is to be delivered.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Information Circular, none of the current directors or executive officers, no proposed nominee for election as a director, none of the persons who have been directors or executive officers since the commencement of the last completed financial year and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized capital of the Company consists of an unlimited number of common shares without par value (“common shares”).  As at May 21, 2010, 58,685,602 common shares were issued and outstanding.

Only shareholders of record at the close of business on May 21, 2010 (the “Record Date”), who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above shall be entitled to vote or to have their common shares voted at the Meeting.

On a show of hands, every individual who is present as a registered shareholder or as a duly appointed representative of one or more registered corporate shareholders will have one vote, and on a poll every registered shareholder present in person or represented by a validly appointed proxyholder, and every person who is a duly appointed representative of one or more corporate registered shareholders, will have one vote for each common share registered in the name of the shareholder on the list of shareholders, which is available for inspection during normal business hours at Computershare Investor Services Inc. and will be available at the Meeting.  Shareholders represented by proxyholders are not entitled to vote on a show of hands.

To the knowledge of the directors and executive officers of the Company, the following are the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over, common shares carrying more than 10% of the voting rights attached to all outstanding common shares:

Name of Shareholder	Number of Shares	Percentage of Issued and Outstanding
Luxor Capital Group, LP(1)	10,435,371(1)	17.78%

(1)

The foregoing common shares are held by various accounts and funds managed by Luxor Capital Group, LP (“LCG”).  LCG has control, but not ownership, of such common shares.  This information is based upon an Early Warning Report dated May 10, 2010 and filed on SEDAR by LCG.  No further alternative monthly reports have been filed since that date.

FINANCIAL STATEMENTS AND MD&A

The audited financial statements of the Company for the fiscal year ended October 31, 2009, and the accompanying management discussion and analysis, were filed on SEDAR on January 29, 2010 and have been mailed to all registered and beneficial shareholders who had requested them by returning the “Annual/Interim Financial Statement and MD&A Request Form” mailed by the Company as part of its 2009 annual general meeting materials.  If you wish to receive either or both of the annual audited financial statements and interim financial statements and accompanying MD&A for the 2010 fiscal year (which commenced on November 1, 2009), you must complete and return the “Annual/Interim Financial Statement and MD&A Request Form” accompanying this Information Circular.

ELECTION OF DIRECTORS

Election Of Directors

The Board of Directors presently consists of five directors and the directors have, by resolution, fixed the number of directors of the Company for the time being at five.  Accordingly, there are five directors to be elected for the ensuing year.

Each director is elected annually and holds office until the next annual meeting of shareholders, unless that person ceases to be a director before then.  Accordingly, the term of office of each of the present directors expires at the Meeting.  The persons named below will be presented for election at the meeting as management’s nominees (each, a “proposed director”) and, in the absence of instructions to the contrary, the shares represented by proxies will, on a poll, be voted in favour of each proposed director.  Management does not contemplate that any of the proposed directors will be unable to serve as a director.  Each director elected will hold office until the next annual general meeting of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Articles of the Company, or with the provisions of the Business Corporations Act (British Columbia) (“BCBCA”).

In the following table and notes thereto is stated the name of each proposed director, the province or state and country in which he is ordinarily resident, all offices of the Company now held by him, his principal occupation, the period of time for which he has been a director of the Company, and the number of common shares of the Company beneficially owned by him, directly or indirectly, or over which he exercises control or direction, as at the Record Date.

Name, Province and Country of Residence and Other Positions, if any, held with the Company (1)	Date First Became a Director	Number of Shares Beneficially Owned, Directly or Indirectly(1)
VAN ALPHEN, Hendrik Director, President & Chief Executive Officer British Columbia, Canada	April 19, 1999	1,387,550
TALBOT, Lawrence W. Director, Vice-President & General Counsel British Columbia, Canada	April 17, 2003	30,100
HARRIS, Leonard(2)(3)(4)(5) Director Colorado, USA	February 25, 2000	10,000
HITZMAN, Murray(2)(5) Director Colorado, USA	January 11, 2006	Nil
FITCH, Stephan(2)(3)(5) Director London, England	May 31, 2006	70,952

NOTES:

(1)

The information as to the province/state and country of residence and number of common shares held, not being within the knowledge of the Company, has been furnished by the respective proposed directors individually.

(2)

Denotes member of Audit Committee.

(3)

Denotes member of the Compensation Committee.

(4)

Denotes member of the Sustainable Development Committee.

(5)

Denotes member of the Corporate Governance and Nominating Committee.

There is no executive committee of the board of directors.

Unless otherwise stated, each of the below-named nominees has held the principal occupation or employment indicated for the past five years (information provided by the respective nominees):

Hendrik Van Alphen (Director, President and Chief Executive Officer) - Mr. Van Alphen has been in the mining business for over 25 years, first as an exploration drilling contractor then, as President of Pacific Rim Mining Corp., Mr. Van Alphen laid the foundation for Pacific Rim becoming a successful South American-based resource company.  He was also instrumental in the Company’s entrance into South America.  He has been the President and a director of the Company since 1999.  He is presently also the Chairman of International Tower Hill Mines Ltd., a company listed on the TSX and NYSE-A, and the President (since 2006) and a director of Wealth Minerals Ltd. and a director of Ethos Capital Corp. and Balmoral Resources Ltd., all companies listed on the TSXV.

Lawrence W. Talbot (Director, Vice-President & General Counsel) – Mr. Talbot is a mining lawyer with over 24 years experience representing a wide range of clients in the mining industry, from individual prospectors and junior and mid-size explorers and producers through to major mining companies, in both the hard-rock and industrial mineral fields.  He has extensive experience acting for public natural resource companies and providing advice on all aspects of their businesses, including corporate finance, securities and regulatory matters, corporate governance and shareholder issues, and all aspects of corporate acquisitions, takeovers, divestitures and reorganizations.  He is a director and officer of a number of public natural resource companies including International Tower Hill Mines Ltd. (TSX, NYSE-A), and Remstar Resources Ltd., Wealth Minerals Ltd. and Balmoral Resources Ltd., all of which are listed on the TSXV.  Prior to July 1, 2006 he was a partner in one of Canada’s largest law firms, and now acts as general counsel to a select group of public companies, including the Company.

Leonard Harris (Director) - Mr. Harris is a professional engineer with a Metallurgy diploma and 50 years experience in all aspects of mineral processing and mining operations world wide, a significant part of which has been in South America.  Mr. Harris spent 16 years with Cerro de Pasco Corporation before joining Newmont Mining Corporation, where he served as President and General Manager of Newmont Peru Limited and Vice-President and General Manager of Newmont Latin America.  Mr. Harris was General Manager (involved in construction and operation) of the Minera Yanacocha gold mine in Peru.  Since 1995, Mr. Harris has been a consultant and director of several mining and mineral exploration companies including Glamis Gold Ltd., Sulliden Gold Corporation Ltd., Solitario Exploration & Royalty Corp., Golden Arrow Resources Corporation, Alamos Gold Inc., Pediment Gold Corp., Corriente Resources Inc., Canarc Resource Corp. and Endeavour Silver Corp.

Murray Hitzman (Director) - Dr. Hitzman received BA degrees in Earth Science and Anthropology from Dartmouth College in 1976, an MSc in geology from the University of Washington, Seattle in 1978, and a Ph.D. from Stanford University in 1983.  Dr Hitzman began work in the mining industry with Anaconda in 1976 at the Yerington porphyry copper mine in Nevada and subsequently worked for Anaconda in Alaska from 1977 through 1982.  From 1982 through 1993, Dr. Hitzman worked throughout the world for Chevron Resources Company and initiated and managed base and precious metal exploration projects in Papua New Guinea, Brazil, Spain, Ireland, France, Germany, Italy, Tanzania, Canada, and the United States.  In 1990 he discovered the Lisheen zinc-lead-silver deposit in Ireland.  From 1990 through 1993, Dr. Hitzman was manager of the Lisheen project, guiding it through exploration and pre-feasibility, including engineering and environmental studies.  In 1993, Dr. Hitzman was named Geological Society of America Congressional Fellow and served from September, 1993 to August, 1994, on the staff of U.S. Senator Joseph Lieberman (D - CT) working on natural resource and environmental issues.  Dr. Hitzman was named Executive Branch Fellow by the American Association for the Advancement for Science/Sloan Foundation during 1994.  As the Executive Branch Fellow he served as a senior policy analyst in the White House Office of Science and Technology Policy from September, 1994 through March, 1996 specializing in natural resource, environmental, and geoscience issues.  In June, 1996, Dr. Hitzman became the Charles F. Fogarty Professor of Economic Geology at the Colorado School of Mines, and in 2000 was named Head of the Department of Geology and Geological Engineering at the Colorado School of Mines (he stepped down as such in August, 2007).  He is currently also a director of Pachamama Resources Ltd. and Mansfield Minerals Inc.

Stephan Fitch (Director) – Mr. Fitch is a co-founder and a managing director of the London based International Asset Group, Ltd. (IAGL), a private company which specializes in international merchant banking activities.  He has been involved in a broad range of international corporate finance/investment banking activities for over 20 years specializing primarily in start up, venture capital and small-capitalized public companies.  Prior to joining IAGL, Mr. Fitch was co-founder and Executive Vice President of New World Capital, Inc.  New World was established in 1992 and was involved in corporate finance and investment banking activities throughout Europe and the US.  Prior to joining New World, Mr. Fitch co-founded, in 1986, Somerset Partners Ltd., a Denver based partnership specializing in M & A activities.  From 1984 to 1986, Mr. Fitch worked as an assistant research analyst for Cambridge Research and Management Group, a registered commodities trading advisor, based in Century City, California.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

1.

No proposed director is, as at the date of this Information Circular, or has been within ten years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that:

(a)

was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term “order” means:

(a)

a cease trade order;

(b)

an order similar to a cease trade order; or

(c)

an order that denied the relevant company access to any exemption under securities legislation,

that was in effect for a period of more than 30 consecutive days.

2.

No proposed director:

(a)

is, as at the date of this Information Circular, or has been within the ten years before the date of this Information Circular, a director or executive officer of any company (including the Company) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

(b)

has, within ten years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or has a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

3.

No proposed director has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in deciding whether to vote for a proposed director.

STATEMENT OF EXECUTIVE COMPENSATION

Definitions

For the purpose of this Information Circular:

“Board” means the board of directors of the Company;

“Chief Executive Officer” or “CEO” means each individual who served as chief executive officer or acted in a similar capacity during the most recently completed financial year;

“Chief Financial Officer” or “CFO” means each individual who served as chief financial officer or acted in a similar capacity during the most recently completed financial year;

“closing market price” means the price at which the Company’s security was last sold, on the applicable date, in the security’s principal marketplace in Canada;

“equity incentive plan” means an incentive plan, or portion of an incentive plan, under which awards are granted and that falls within the scope of section 3870 of the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time;

“executive officer” means an individual who is:

(a)

a chair, vice-chair or president,

(b)

 a vice-president in charge of a principal business unit, division or function, including sales, finance or production, or

(c)

performing a policy-making function in respect of the Company;

“long-term incentive plan” or “LTIP” means a plan providing compensation intended to motivate performance over a period greater than one financial year.  LTIPs do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale;

“Named Executive Officers” or “NEO’s” means the following individuals:

(a)

each CEO;

(b)

each CFO;

(c)

each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, who were serving as executive officers at the end of the most recently completed financial year and whose total compensation was, individually, more than CAD 150,000 for that financial year; and

(d)

any additional individuals for whom disclosure would have been provided under (c) except that the individual was not serving as an officer at the end of the most recently completed financial year-end;

“option-based award” means an award under an equity incentive plan of options, including, for greater certainty, share options, share appreciation rights, and similar instruments that have option-like features;

“plan” includes any plan, contract, authorization, or arrangement, whether or not set forth in any formal document, where cash, securities, similar instruments or any property may be received, whether for one or more persons;

“repricing” means, in relation to an option, adjusting or amending the exercise or base price of the option, but excludes any adjustment or amendment that equally affects all holders of the class of securities underlying the option and occurs through the operation of a formula or mechanism in, or applicable to, the option;

“stock appreciation right” means a right, granted by the Company or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the Company’s securities.

Compensation Discussion and Analysis

Compensation Committee

The Board has established a Compensation Committee (“CC”), and has adopted a written charter for the CC, effective December 16, 2004.  There is no written position description for the Chair of the CC.  However, as a general statement, the Chair is responsible for setting the tone for the work of the CC, ensuring that members have the information needed to do their jobs, overseeing the logistics of the CC’s operations, reporting to the Board on the committee’s decisions and recommendations and setting the agenda for the meetings of the CC.

The CC is responsible for assisting the Board in monitoring, reviewing and approving compensation policies and practises of the Company and its subsidiaries and administering the Company’s 2002 Incentive Stock Option Plan (the “Plan”).  With regard to the CEO, the CC is responsible for reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and making recommendations to the Board with respect to the CEO’s compensation level based on this evaluation.  In consultation with the CEO, the CC makes recommendations to the Board on the framework of executive remuneration and its cost and on specific remuneration packages for each of the directors and officers other than the CEO, including recommendations regarding awards under equity compensation plans.  The CC also reviews executive compensation disclosure before the Company publicly discloses the information.  The CC’s decisions are typically reflected in consent resolutions.

The CC has the authority to engage and compensate, at the expense of the Company, any outside advisor that it determines to be necessary to permit it to carry out its duties (including compensation consultants and advisers), but it did not retain any such outside consultants or advisors during the financial year ended October 31, 2009.

General Compensation Strategy

The executive officers of the Company are compensated in a manner consistent with their respective contributions to the overall benefit of the Company, and in line with the criteria set out below.

Executive compensation is based on a combination of factors, including a comparative review of information provided to the CC by compensation consultants, recruitment agencies and auditors as well as historical precedent.  In addition, pursuant to the employment agreements in place for the President and Chief Executive Officer, the Vice-President, Exploration, the Vice-President, Business Development and the Vice-President and General Counsel, the Compensation Committee is to consider, on a yearly basis and within 120 days of each fiscal year end, the performance of the executive officer during the relevant fiscal year, the rate of inflation, the performance of the Company and of its common shares, the services anticipated to be provided by the executive officer over the next fiscal year, the comparable salaries for such position in the then current marketplace in which the Company operates, the existing and projected financial status of the Company and any other factors it determines to be relevant.  In the case of a mineral exploration company such as the Company, the ability to determine and carry out generative programs based on new geological theories or concepts in previously unexplored areas, the ability to source and secure promising mineral properties and to successfully negotiate for the option, joint venture or sale, when appropriate, of the Company’s interest in its mineral properties, the ability to plan and carry out appropriate exploration and development activities on the Company’s mineral properties and raise the necessary capital to carry out such activities and otherwise maintain the Company’s ongoing activities, the ability to ensure compliance by the Company with applicable regulatory requirements and the ability to carry on business in a sustainable manner are considered by the CC to be of primary importance in assessing the performance of its executive officers.

The foregoing criteria are used to assess the appropriate compensation level for the CEO and other executive officers.

Executive Compensation Program

General

The executive compensation program formulated by the CC is designed to encourage, compensate and reward senior management of the Company on the basis of individual and corporate performance, both in the short term and the long term, while at the same time being mindful of the responsibility that the Company has to its shareholders.  Members of the CC review the proxy materials of companies they consider to be peers of the Company in the mining industry to get a sense of the compensation paid by such companies to their NEO’s and thereby the current marketplace norms for such compensation.  The members of the CC use their own experience and familiarity with the industry and the activities of companies within it to determine those companies that they believe are the peers to the Company.  The companies considered to be peers of the Company can vary from year to year, depending primarily upon the activities of companies in the industry, their respective projects and their exploration successes (or lack thereof).

The base salaries of senior management of the Company are set at levels which are competitive with the base salaries paid by companies of comparable or similar size within the mining industry, thereby enabling the Company to compete for and retain executives critical to the long term success of the Company.  Initially, salaries and benefits are set through negotiation when an executive officer joins the Company (with direct input from the CC) and are subsequently reviewed each fiscal year to determine if adjustments are required.  The Company also has an appropriate benefit program in place, including medical and dental benefits and basic life insurance, which applies to all permanent employees (full and part-time), as it believes that such a plan is an important consideration in attracting the necessary personnel.

The incentive portion of the compensation package, consisting primarily of the awarding of stock options and cash bonuses, is directly tied to the performance of both the individual and the Company.  Share ownership opportunities are provided to align the interests of senior management of the Company with the longer-term interests of the shareholders of the Company.  Generally, the CC believes that incentive stock options should not be granted for longer than two years, except in exceptional circumstances.  The CC does not view share appreciation rights, restricted stock units, securities purchase programs or long term incentive programs (other than incentive stock options) or pension plans as appropriate components of compensation programs for junior resource companies such as the Company.  Accordingly, no such elements are included in the Company’s compensation program.

In general, the CC considers that its compensation program should be relatively simple in concept and that its focus should be balanced between reasonable annual compensation (base salaries in line with current industry standards) and longer term compensation tied to performance of the Company as a whole (incentive compensation in the form of stock options and cash bonuses where warranted).  The CC has not established a formal set of benchmarks or performance criteria to be met by the Company’s NEO’s, rather, the members of the CC use their own assessments of the success (or otherwise) of the Company, both absolutely or in relation to companies they consider to be its peers, to determine, collectively, whether or not the NEO’s are successfully achieving the Company business plan and strategy and whether they have over, or under, performed in that regard.  The CC has not established any set or formal formula for determining NEO compensation, either as to the amount thereof or the specific mix of compensation elements.

Base Salaries

The level of the base salary for each employee of the Company, within a specified range, is determined by the level of responsibility and the importance of the position to the Company, within competitive industry ranges.  The CC, in consultation with the CEO, makes recommendations to the Board regarding the base salaries and bonuses (if any) for senior management and employees of the Company other than the CEO.  The CC is responsible for recommending the salary level of the CEO to the Board for approval (which must be by a vote of a majority of the independent directors).  During the most recently completed fiscal year, based upon the CC’s assessment of the performance of the Company’s NEO’s in line with the factors noted above, the CC did not recommend any adjustment to the existing salaries for any executive officer.

Bonuses

The CEO presents recommendations to the CC with respect to bonuses (if any) to be awarded to the members of senior management (including himself) and to the other employees of the Company (if any).  The CC evaluates each member of senior management and the other employees of the Company in terms of their performance and the performance of the Company (utilizing the overall assessment process described above, as opposed to any specific formula).  The CC then makes a determination of the bonuses, if any, to be awarded to each member of senior management (including the CEO) and to the employees of the Company, and recommends such determination to the Board.  During the fiscal year ended October 31, 2009, no bonuses were awarded.

2002 Incentive Stock Option Plan

The Plan is administered by the CC, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, directors and consultants of the Company and subsidiaries of the Company.  Grants of options under the Plan are proposed/recommended by the CEO, and reviewed by the CC.  The CC can approve, modify or reject any proposed grants, in whole or in part.  In general, the allocation of available options among the eligible participants in the Plan is on an ad hoc basis, and there is no set formula for allocating available options, nor is there any fixed benchmark or performance criteria to be achieved in order to receive an award of options.  The timing of the grants of options is determined by the CC.  In general, a higher level of responsibility will attract a larger grant of options.  Because the number of options available is limited, in general, the CC aims to have individuals at the same levels of responsibility holding equivalent numbers of options, with additional grants being allocated for individuals who the CC believe are in a position to more directly affect the success or the Company through their efforts.  The CC looks at the overall number of options held by an individual (including the exercise price and remaining term of existing options and whether any previously granted options have expired out of the money or were exercised) and takes such information into consideration when reviewing proposed new grants.  After considering the CEO’s recommendations and the foregoing factors, the resulting proposed option grant (if any) is then submitted to the Board for approval.  During the fiscal year ended October 31, 2009, the CC approved all recommendations for the grant of incentive stock options proposed by the CEO (of which an aggregate of 625,000 (39.68%) were granted to NEO’s and 275,000 (17.46%%) were granted to directors who are not NEO’s).

A brief description of the Plan is as follows:

1.

Options may be granted to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees, and Consultants (all as defined in the Plan) of the Company and its Affiliates who are, in the opinion of the CC, in a position to contribute to the success of the Company or any of its Affiliates.

2.

The aggregate number of common shares that may be made issuable pursuant to options granted under the Plan, unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the shares of the Company issued and outstanding at the time of a particular grant.  For greater certainty, in the event options are exercised, expire or otherwise terminate, the Company may grant an equivalent number of new options under the Plan and the Company may continue to grant additional options under the Plan as its issued capital increases, even after the Plan has received regulatory and shareholder approval.

3.

The number of shares subject to each option will be determined by the CC at the time of grant, provided that the aggregate number of shares reserved for issuance pursuant to options granted under the Plan or other share compensation arrangements of the Company for issuance to:

(a)

insiders may not exceed 10% of the issued shares of the Company; and

(b)

insiders within a one year period may not exceed 10% of the issued shares of the Company,

in each case calculated as at the date of grant of the option, including all other shares under option to such person at that time.  Subject to the overall 10% limit described in 2 above, and the limitations on options to insiders as set forth above, there is no maximum limit on the number of options which may be granted to any one person.

4.

The exercise price of an option will be set by the CC in their discretion, but such price will not be less than the greater of:

(a)

the closing price of the Company’s common shares on the TSX on the day prior to the option grant; and

(b)

the “volume weighted average trading price” (calculated by dividing the total value by the total volume of common shares traded on the TSX during the relevant period) of the common shares on the TSX for the five trading days immediately before the date of grant.

5.

Options may be exercisable for a period of up to ten years from the date of grant.  The Plan does not contain any specific provisions with respect to the causes of cessation of entitlement of any optionee to exercise his option, provided, however, that the Board may, at the time of grant, determine that an option will terminate within a fixed period (which is shorter than the option term) upon the ceasing of the optionee to be an eligible optionee or upon the death of the optionee, provided that, in the case of the death of the optionee, an option will be exercisable only within one year from the date of the optionee’s death.

6.

Under the Plan, notwithstanding the expiry date of an option set by the Board, the expiry date will be adjusted without being subject to the discretion of the Board or the CC to take into account any blackout period imposed on the optionee by the Company.  If the expiry date falls within a blackout period, then the expiry date will be the close of business on the tenth business day after the end of such blackout period.  Alternatively, if the expiry date falls within two business days after the end of such a blackout period, then the expiry date will be the difference between 10 business days reduced by the number of business days between the expiry date and the end of such blackout period.

7.

The Plan does not provide for any specific vesting periods.  The CC may determine when any option will become exercisable and any applicable vesting periods, and may determine that an option shall be exercisable in instalments.

8.

On the occurrence of a takeover bid, issuer bid or going private transaction, the Board has the right to accelerate the date on which any option becomes exercisable and may, if permitted by applicable legislation, permit an option to be exercised conditional upon the tendering of the common shares thereby issued to such bid and the completion of, and consequent taking up of such common shares under, such bid or going private transaction.

9.

Options are non-assignable, and may, during his/her lifetime, only be exercised by the optionee.

10.

The exercise price per optioned share under an option may be reduced, at the discretion of the CC, if:

(a)

at least six months has elapsed since the later of the date such option was granted and the date the exercise price for such option was last amended; and

(b)

disinterested shareholder approval is obtained for any reduction in the exercise price under an option held by an insider of the Company.

11.

The present policy of the Board is not to provide any financial assistance to any optionee in connection with the exercise of any option.

12.

The present policy of the Board is not to transform an option granted under the Plan into a stock appreciation right.

13.

If there is any change in the number of common shares of the Company outstanding through any declaration of a stock dividend or any consolidation, subdivision or reclassification of the common shares, the number of shares available under either the Plan, the shares subject to any granted stock option and the exercise price thereof will be adjusted proportionately, subject to any approval required by the TSX.  If the Company amalgamates, merges or enters into a plan of arrangement with or into another corporation, and the Company is not the surviving or acquiring corporation, then, on any subsequent exercise of such option, the optionee will receive such securities, property or cash which the optionee would have received upon such reorganization if the optionee had exercised his or her option immediately prior to the record date.

14.

The Plan provides that, subject to the policies, rules and regulations of any lawful authority having jurisdiction (including the TSX), the Board may, at any time, without further action or approval by the shareholders of the Company, amend the Plan or any option granted under the Plan in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to:

(a)

ensure that the options granted under the Plan will comply with any provisions respecting stock options in tax and other laws in force in any country or jurisdiction of which a optionee to whom an option has been granted may from time to time be resident or a citizen;

(b)

make amendments of an administrative nature;

(c)

change vesting provisions of an option or the Plan;

(d)

change termination provisions of an option provided that the expiry date does not extend beyond the original expiry date;

(e)

reduce the exercise price of an option for an optionee who is not an insider;

(f)

make any amendments required to comply with applicable laws or TSX requirements; and

(g)

make any other amendments which are accepted for filing by the TSX.

Any other amendments to the Plan will require approval of the shareholders.

Performance Graph

The following chart compares the total cumulative shareholder return on CAD 100 invested in common shares of the Company on October 31, 2004 with the cumulative total returns of the S&P/TSX Composite Index for the five most recently completed financial years:

	2004	2005	2006	2007	2008	2009
Cardero Resource Corp	100	91	56	54	47	36
S&P/TSX Composite	100	117	139	165	110	123

As can be seen from the foregoing graph, during the fiscal year ended October 31, 2009, the Company’s cumulative return continued to be materially less than the performance of the S&P/TSX Composite Index.  This trend is a factor for the CC determining not to increase the base salaries paid to the Company’s NEO’s.  However, in the view of the CC, the Company’s NEO’s have, through their efforts, not only allowed the Company to successfully sell one of its assets (the Pampa de Pongo iron project in Peru) for a significant gain (thus providing the funding to enable to Company to acquire one or more significant new projects or to develop existing ones), but have also, through careful and prudent investment policies, allowed the Company to continue to operate and pursue its business without significant dilution to the shareholders since early 2008, and the fact that the market does not appear to have recognized such achievements (as reflected in a stagnant share price) does not detract from management’s performance in this regard.  It is worth noting that the compensation paid to the Company’s NEO’s has remained essentially flat over the past few years.

Option Based Awards

See discussion under “2002 Incentive Stock Option Plan” under “Compensation Analysis and Discussion” above.

Summary Compensation Table

During the financial year ended October 31, 2009, the Company had three NEO’s, being Hendrik Van Alphen, President and CEO, Mark Cruise, Vice-President, Business Development and Michael W. Kinley, Chief Financial Officer.

The following table is a summary of the compensation paid to the NEO’s during the three (3) most recently completed financial years that ended after December 31, 2008:

Name and Principal Position	Fiscal Year(1)	Salary (CAD)	Share-based Awards (CAD)	Option based Awards (CAD)(3)	Non-equity incentive Plan Compensation		Pension Value	All other compensation (CAD)	Total Compensation (CAD)
					Annual incentive plans	Long-term incentive plans
Hendrik Van Alphen President & CEO	2009	180,000	Nil	143,376	Nil	Nil	Nil	Nil	323,376
Michael W. Kinley CFO	2009	N/A	Nil	130,608	Nil	Nil	Nil	90,000(2)	220,608
Mark Cruise Vice-President, Business Development	2009	62,070	Nil	144,084	Nil	Nil	Nil	Nil	206,154

(1)

Fiscal years ended October 31.

(2)

These amounts were paid for financial consulting services provided by Winslow Associates Management and Communications Inc., a private company wholly owned by Mr. Kinley.

(3)

Fair value of incentive stock option grants calculated using the Black-Scholes model based on the following assumptions:

(a)

for the fiscal year ended October 31, 2009:

Options Granted	Risk-Free Interest Rate	Expected Life	Expected Volatility	Expected Dividends
December 8, 2008	1.62%	2 years	114.20%	-
September 11, 2009	1.20%	2 years	97.20%	-

The Company believes that the Black-Scholes model is an appropriate model to use for calculating the fair value of incentive stock options because, while the model was originally developed for valuing publicly traded options as opposed to non-transferrable incentive stock options and requires management to make estimates, which are subjective and may not be representative of actual results (changes in assumptions can materially affect estimates of fair values), this model is used by most companies in the Company’s peer group and therefore represents an approach to valuation reasonably consistent with the Company’s peer group.  It is important to remember that, while incentive stock options can have a significant theoretical value (such as those reported above), until the option is actually exercised and the resulting common shares can be sold at a profit, it has no value that can be realized by the holder.  Many option grants expire unexercised and out-of-the-money.

Incentive Plan Awards

Outstanding Share-based Awards and Option Based Awards

The following table provides disclosure with respect to all share-based and option-based awards held by each NEO outstanding as at October 31, 2009, being the end of the most recently completed financial year:

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (CAD)	Option expiration date	Value of unexercised in-the-money options (CAD)(1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested (CAD)
Hendrik Van Alphen (President & CEO)	300,000 75,000 162,500 50,000	2.04 2.18 1.16 1.30	July 21, 2010 August 8, 2010 December 9, 2010 September 11, 2011	nil nil 13,000 nil	N/A	N/A
Michael Kinley (CFO)	50,000 200,000	2.18 1.30	August 8, 2010 September 11, 2011	nil nil	N/A	N/A
Mark Cruise (Vice-President, Business Development)	187,500 25,000	1.16 1.30	December 9, 2010 September 11, 2011	15,000 nil	N/A	N/A

(1)

Value using the closing market price of common shares of the Company on the TSX on October 30, 2009, being the last trading day for the Company’s common shares for the financial year, of CAD 1.24 per share, less the exercise price per share.

Incentive Plan Awards – Value Vested or earned During the Year

The following table sets forth the aggregate dollar value that would have been realized if the incentive stock options granted during the most recently completed fiscal year had been exercised on the vesting date (as all incentive stock options vest immediately upon granting, the vesting date is the same as the grant date):

Name	Option-based awards – Value vested during the year (CAD)(1)	Share-based awards – Value vested during the year (CAD)	Non-equity incentive plan compensation – Value earned during the year (CAD)
Hendrik Van Alphen (CEO)	34,125	Nil	Nil
Michael Kinley (CFO)	Nil	Nil	Nil
Mark Cruise Vice-President, Business Development	39,375	Nil	Nil

(5)

Value based upon the difference between the closing market price of the common shares on the TSX on the vesting date (being the grant date), and the exercise price of the incentive stock options, on an aggregated basis.  Market prices as follows:  December 9, 2008 – CAD 1.37 and September 11, 2009 – CAD 1.28.

Information with respect to the Plan is provided under “2002 Incentive Stock Option Plan” under “Compensation Analysis and Discussion” above.

Pension Plan Benefits

The Company does not operate any pension plans or provide any retirement benefits for its directors, officers or employees.

Termination and Change of Control Benefits

The Company has no plans or arrangements in respect of remuneration received or that may be received by a NEO in the Company’s most recently completed financial year or current financial year in respect of compensating such officer in the event of termination of employment (as a result of resignation, retirement, change of control, etc.) or a change in responsibilities following a change of control, except as follows:

1.

The Company has entered into an agreement dated January 1, 2009 with Hendrik Van Alphen, pursuant to which Mr. Van Alphen will continue to be employed by the Company as its President and Chief Executive Officer on a part-time basis (75% of his working time) at a salary of CAD 180,000/year.  The Company paid Mr. Van Alphen CAD 180,000 (2008 – CAD 180,000) during the fiscal year ended October 31, 2009.  Pursuant to such employment agreement, Mr. Van Alphen is entitled to certain compensation in the event of termination of his employment (voluntary or otherwise) as a result of a change in control in the Company or a change in his responsibilities following a change in control of the Company, or if he is subject to constructive dismissal as follows:

In the event of the occurrence of any of the following events:

  a change in control of the Company (being the acquisition of voting shares constituting 20% of the then outstanding voting shares by any person or group of persons acting in concert)
  the sale of all of the Company’s assets where there is no intention to acquire new mineral projects or there is an intention to pursue a business other than the exploration and development of mineral projects a merger of the Company in which existing shareholders receive less than 50% of the share capital of the merged entity a change in a majority of the incumbent directors of the Company or the appointment of new directors constituting a majority of the then board of directors an event of constructive dismissal occurs (including ceasing to be a director other than as a result of voluntary resignation, a demotion of his position, a diminishment of his responsibilities in a matter of substance, a material reduction in his pay or benefits or his forced relocation)

Mr. Van Alphen may, except in the case of constructive dismissal, at any time during the period commencing 30 days after such event and ending one year after such event, and in the case of constructive dismissal, at any time within 120 days after the occurrence of such event, resign from employment with the Company.  In such event, he is then entitled to receive an amount equal to one and one-half times an amount equal to his then annual base salary plus the amount of the last bonus paid to him (if any) plus the amount of vacation pay otherwise payable for the next ensuing 12-month period.  In addition, he will be entitled to reimbursement of outplacement and financial counselling services up to CAD 50,000 and a continuation of his then existing employee benefits for a period of one year after termination or until he sooner finds alternate employment that provides reasonably comparable benefits.

Director Compensation

Director Compensation Table

The following table discloses all amounts of compensation provided to the directors for the Company’s most recently completed financial year.

Name	Fees earned (CAD)	Share-based awards (CAD)	Option-based awards (CAD)(1)	Non-equity incentive plan compensation (CAD)	Pension value (CAD)	All other compensation (CAD)	Total (CAD)
Lawrence Talbot	Nil	Nil	48,978	Nil	Nil	236,426(2)	285,404
Murray Hitzman	24,000	Nil	32,652	Nil	Nil	Nil	56,652
Stephan Fitch	24,000	Nil	32,652	Nil	Nil	Nil	56,652
Leonard Harris	24,000	Nil	65,304	Nil	Nil	Nil	89,304

(1)

Fair value of incentive stock option grants calculated using the Black-Scholes model based on the following assumptions:

(a)

for the fiscal year ended October 31, 2009:

Options Granted	Risk-Free Interest Rate	Expected Life	Expected Volatility	Expected Dividends
September 11, 2009	1.20%	2 years	97.20%	-

The Company believes that the Black-Scholes model is an appropriate model to use for calculating the fair value of incentive stock options because, while the model was originally developed for valuing publicly traded options as opposed to non-transferrable incentive stock options and requires management to make estimates, which are subjective and may not be representative of actual results (changes in assumptions can materially affect estimates of fair values), this model is used by most companies in the Company’s peer group and therefore represents an approach to valuation reasonably consistent with the Company’s peer group.  It is important to remember that, while incentive stock options can have a significant theoretical value (such as those reported above), until the option is actually exercised and the resulting common shares can be sold at a profit, it has no value that can be realized by the holder.  Many option grants expire, unexercised and out-of-the-money.

(2)

The Company pays Mr. Talbot an annual salary of CAD 100,000 in his position as Vice-President & General Counsel.  In addition, The Company entered into a retainer agreement dated July 1, 2006 with Lawrence W. Talbot Law Corporation (“LWTLC”), a law firm in which Mr. Talbot is a shareholder, pursuant to which LWTLC agreed to provide legal services to the Company.  Pursuant to the retainer agreement, the Company agreed to pay LWTLC a minimum annual retainer of CAD 100,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).  On May 1, 2007, the July 1, 2006 retainer agreement was replaced with a new retainer agreement, with is the same as the previous retainer agreement in all material respects, except that the minimum annual retainer was reduced to CAD 82,500.  During the fiscal year ended October 31, 2009, the Company paid LWTLC CAD 136,426 for legal services (including fees, disbursements and taxes).

Narrative Discussion

Except as noted in this section, the Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as a consultant or expert during the fiscal year ended October 31, 2009.

Except as noted in this section, none of the Company’s current directors have received any manner of compensation for services provided in their capacity as directors, consultants or experts during the Company’s most recently completed financial year (other than through the grant of incentive stock options).

Effective June 1, 2008, the CC recommended, and the Board approved, the payment of annual retainer and meeting fees to the independent directors of the Company, in recognition of the fact that service as a director in an active resource exploration company such as the Company requires a significant commitment of time and effort, as well as the assumption of increasing liability.  Independent directors (in this case the directors other than Mr. Van Alphen and Mr. Talbot) receive a monthly retainer fee of CAD 2,000 (CAD 24,000 per annum), plus an additional fee of CAD 500 per Board or Board committee meeting attended in person or by conference telephone.  There is no additional compensation paid with respect to committee membership.  In addition, the Company reimburses directors for their out-of-pocket costs incurred in attending Board or Board committee meetings.

Incentive Plan Awards

Outstanding Share-based Awards and Option Based Awards

The following table provides disclosure with respect to all share-based and option-based awards held by each director outstanding as at October 31, 2009, being the end of the most recently completed financial year:

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (CAD)	Option expiration date	Value of unexercised in-the-money options (CAD)(1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested (CAD)
Lawrence Talbot	100,000 150,000 75,000	2.04 2.18 1.30	July 21, 2010 August 8, 2010 September 11, 2011	Nil Nil Nil	Nil	Nil
Leonard Harris	100,000 50,000 100,000	2.04 2.18 1.30	July 21, 2010 August 8, 2010 September 11, 2011	Nil Nil Nil	Nil	Nil
Murray Hitzman	200,000 50,000	2.18 1.30	August 8, 2010 September 11, 2011	Nil Nil	Nil	Nil
Stephan Fitch	200,000 50,000	2.18 1.30	August 8, 2010 September 11, 2011	Nil Nil	Nil	Nil

(3)

Value using the closing market price of common shares of the Company on the TSX on October 30, 2009, being the last trading day of the Company’s common shares for the financial year, of CAD 1.24 per share, less the exercise price per share.

Incentive Plan Awards – Value Vested or earned During the Year

The following table sets forth the aggregate dollar value that would have been realized if the incentive stock options granted during the most recently completed fiscal year had been exercised on the vesting date (as all incentive stock options vest immediately upon granting, the vesting date is the same as the grant date):

Name	Option-based awards – Value vested during the year (CAD)(1)	Share-based awards – Value vested during the year (CAD)	Non-equity incentive plan compensation – Value earned during the year (CAD)
Lawrence Talbot	Nil	Nil	Nil
Leonard Harris	Nil	Nil	Nil
Murray Hitzman	Nil	Nil	Nil
Stephan Fitch	Nil	Nil	Nil

(4)

Value based upon the difference between the closing market price of the common shares on the TSX on the vesting date (being the grant date), and the exercise price of the incentive stock options, on an aggregated basis.  Market price was CAD 1.28 on September 11, 2009.

AUDIT COMMITTEE

Under National Instrument 52-110 – Audit Committees (“NI 52-110”), companies are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor, in their Annual Information Form.  This information with respect to the Company is provided in Item 17 and Schedule “A” of the Company’s 2010 Annual Information Form dated January 20, 2010.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 – Disclosure of Corporate Governance Practices requires full and complete annual disclosure of an issuer’s corporate governance practices in Form 58-101F1.  The Company’s approach to corporate governance, with reference to the Corporate Governance Guidelines contained in National Policy 58-201, is provided in Schedule “A”.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Table of Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans which were in effect during the past financial year:

Plan Category	# of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)
Equity Compensation Plans Approved By Shareholders(2)	5,500,000	CAD 1.77	354,347
Equity Compensation Plans Not Approved By Shareholders(1)	None	N/A	N/A
Total(1):	5,500,000	N/A	354,347

(1)

As at October 31, 2009, being the Company’s last completed financial year.

(2)

The only equity compensation plan of the Company is the 2002 Incentive Stock Option Plan.

Incentive Stock Option Plan

On November 28, 2002, the Company adopted a “rolling” stock option plan reserving a maximum of 10% of the issued common shares of the Company at the time of any stock option grant.  The 2002 incentive stock option plan was subsequently amended on September 17, 2003 to conform to the then current policies of the TSX Venture Exchange and on August 4, 2006 to comply with the current policies of the TSX as required upon the listing of the common shares of the TSX on July 5, 2006.  The 2002 incentive stock option plan, as amended, was accepted for filing by the TSX upon the listing of the common shares on the TSX.  On February 24, 2009, the Board amended the Plan to comply with the policies of the TSX regarding the ability of the Board to make certain amendments to the Plan without the requirements for shareholder approval and to provide for the automatic extension of the term of an option should it expire during a trading blackout period imposed by the Company.  The Plan, as amended, was approved by the shareholders at the 2009 annual general meeting held March 26, 2009.  In accordance with TSX policies, the Plan is required to be re-approved by the shareholders every three years.  Accordingly, the Plan will next be submitted to shareholders for re-approval at the annual general meeting to be held in 2012.

The Company has no other form of compensation plan under which equity securities of the Company are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods and services.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At no time during the financial year ended October 31, 2009, was any director, executive officer, employee, proposed management nominee for election as a director of the Company, or any associate of any such director, executive officer, or proposed management nominee of the Company, or any former director, executive officer or employee of the Company or any of its subsidiaries, indebted to the Company or any of its subsidiaries or indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, other than routine indebtedness.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth elsewhere in this Information Circular or set forth below, no informed person of the Company, proposed director of the Company, or any associate of affiliate of any informed person or proposed director has had any material interest, direct or indirect, in:

(a)

any transaction since November 1, 2008 (being the commencement of the Company’s last completed financial year); or

(b)

any proposed transaction,

which materially affected or would materially affect the Company or any of its subsidiaries.

As defined in National Instrument 51-102, “informed person” means:

(a)

a director or executive officer of a reporting issuer;

(b)

a director or executive officer of a person or company that is itself an informed person or subsidiary of a reporting issuer;

(c)

any person or company who beneficially owns, directly or indirectly, voting securities of a reporting issuer or who exercises control or direction over voting securities of a reporting issuer or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the reporting issuer other than voting securities held by the person or company as underwriter in the course of a distribution; and

(d)

a reporting issuer that has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

During the financial year ended October 31, 2008, the Company identified the Caucasian Region (consisting of Republics of Georgia, Armenia and Azerbaijan, the north-east region of Turkey and certain divisions, republics and territories in Russia) as a significantly underexplored region held the potential for significant to world class base and precious metal porphyry and epithermal deposits, particularly the Republic of Georgia where the Georgian Government is seeking to put in place a new mining law and promote the exploitation of the country’s mineral resources.  Accordingly, pursuant to a Memorandum of Understanding dated August 8, 2008 (but effective as and from April 25, 2008) between the Company and International Minerals and Mines Ltd., a private Gibraltar company headquartered in London (“IMM”), the Company has the right to acquire up to a 30% interest in IMM Gold Limited (“IMMG”), a subsidiary of IMM which is presently engaged in reconnaissance exploration programs in the Caucasian Region.  The Company is the manager of the exploration programs on behalf of IMMG.  Although work has been ongoing since April, 2008, and a number of prospective areas have been identified, no properties have yet been acquired by IMMG.  Stephan Fitch, a director of the Company, is a director and significant shareholder of a private company which is the major shareholder (67%) of IMM.  The Company may acquire an initial 15% interest in IMMG by issuing to IMM up to 750,000 common shares, consisting of an initial 500,000 Common Shares (issued on November 24, 2008, at which time the Company received 123,530 ordinary shares of IMMG, representing a 15% interest) plus up to 250,000 additional Common Shares such that if, on November 24, 2009, the volume weighted average trading price for the Common Shares on the TSX for the five trading days immediately prior to such date (“Final VWAP”) is less than $1.83, the Company will issue to IMM such number of additional Common Shares (up to a maximum of 250,000 Common Shares) as is equal to the difference between the $1.83 and the Final VWAP, multiplied by 500,000 and divided by the Final VWAP.  The Company has the option to acquire an additional 15% of IMMG by issuing an additional 1,000,000 shares to IMM on or before December 31, 2009.  Subsequent to the fiscal year ended October 31, 2009 the Company determined that it has an obligation to issue an additional 214,843 common shares to IMM pursuant to the acquisition of its 15% investment in IMMG, the final issuance of which is currently the subject of on-going negotiations with IMM. The Company determined not to acquire an additional 15% interest in IMMG and did not therefore issue the additional 1,000,000 common shares on or before December 31, 2009.  For the year ended October 31, 2009, the Company’s share of IMMG’s results of operations amounted to a loss of $199,677 (year ended October 31, 2008 - $Nil) based upon IMMG’s audited financial statements for the year then ended.  After consideration of current market conditions and IMMG’s operating loss, the Company has recorded an impairment charge of $595,323 to reduce the carrying value of the investment to Nil.

APPOINTMENT OF AUDITOR

The Audit Committee of the Company has recommended to the Board that the Company propose Messrs. Smythe Ratcliffe LLP, Chartered Accountants, the incumbent auditors, to the shareholders for re-election as the Company’s auditors.  Accordingly, unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the reappointment of Smythe Ratcliffe LLP, Chartered Accountants, as auditors of the Company for the financial year ending October 31, 2010 and to authorize the directors to fix their remuneration.  Smythe Ratcliffe LLP were first appointed auditors of the Company on October 7, 2002.

MANAGEMENT CONTRACTS

The management functions of the Company are primarily performed by the executive officers of the Company, and not to any substantial degree by any other person with whom the Company has contracted.

PARTICULARS OF MATTERS TO BE ACTED UPON

Amendment to the Company’s Articles

The shareholders of the Company will be asked to consider and, if thought fit, pass an ordinary resolution (the “Articles Resolution”), with or without variation, to amend the Company’s current Articles, the text of which is attached as Schedule “B” to this Information Circular.

The proposed amendments to the Company’s current Articles are necessary as a result of the proclamation into force of the Securities Transfer Act (British Columbia) (the “STA”) on July 1, 2007 which act establishes rules for the transfer of investment securities that reflect international practices.  The STA recognizes the use of electronic record-keeping and uncertificated securities and addresses both securities that are directly held (issued by the issuer to the investor) and those that are indirectly held (issued to securities intermediaries, and held on behalf of the investor).  It also sets out the rights and obligations of issuers, purchasers, transferors, transferees and other persons and bodies in relation to those securities.

With the enactment of the STA a number of consequential amendments were made to the BCBCA and, as a result, the Company wishes to add a new section 2.7 and to amend sections 1.1, 2.3, 2.6, 5.1, 5.2, 6.1 and 6.2 of its Articles to ensure they reflect and remain consistent with the current provisions of the BCBCA.

The material concerns arising from the amendments to the BCBCA and which are reflected in the proposed amendments to the Articles include the following:

1.

Recognition of a “protected purchaser” under the STA, meaning a purchaser of a certificated or uncertificated security, or of an interest in the security, who: (a) gives value; (b) does not have notice of any adverse claim to the security and (c) obtains control of the security.

2.

If the shares of which a shareholder is the registered owner are not uncertificated shares, such shareholders will be entitled either to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name; or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate.

3.

Where a share certificate of a shareholder is lost, destroyed or wrongfully taken, such shareholder will be required to notify the Company of such circumstance within a reasonable period of time and request a replacement before the Company receives notice that such share certificate has been acquired by a person who qualifies as a “protected purchaser” under the STA.

4.

Where a new share certificate is issued to replace a share certificate which is lost, destroyed or wrongfully taken, the Company may recover such new certificate if a “protected purchaser” presents the original share certificate for the registration of transfer.

In reviewing the Articles, the Company also identified some minor grammatical and/or housekeeping errors in the existing sections 1.1, 2.7, 2.9, 20.4, and 24.3 which it wishes to correct through the amendment of such sections.  In addition, the Company has identified portions of the Articles which it wishes to alter or amend to provide clarification about certain matters.  A brief synopsis of these changes is as follows:

1.

The Company wishes to amend section 11.9 to clarify that if all the executive officers are absent from a meeting of shareholders, any director may act as chair at the meeting.

2.

The Company wishes to amend section 11.11 to require the chair of a meeting of shareholders, if so directed by the meeting, to adjourn the meeting from time to time and from place to place to conduct any business from the meeting left unfinished.

3.

The Company wishes to amend section 12.6 to clarify that the proxy provisions contained in the Articles are applicable only insofar as they are not inconsistent with, among other things, the rules of any exchange on which the securities of the Company are listed.

4.

The Company wishes to amend section 12.9 to clarify that that a proxy holder need not be a shareholder so long as the Company is a public company.

5.

The Company wishes to amend section 12.10 to clarify that, if permitted in the notice calling the meeting, a proxy for a meeting of shareholders can be accepted by the chair of the meeting  immediately before the commencement of the meeting.

6.

The Company wishes to amend section 13.2 to permit the directors to fill any vacancies on the board contemporaneously with determining a new number of directors.

7.

The Company wishes to amend section 14.11 to permit the directors to remove by resolution any director who ceases for any reason to be qualified to act as a director and does not promptly resign.

8.

The Company wishes to amend section 16.3 to provide for the directors to set the remuneration of the auditors unless it has already been set by the shareholders by ordinary resolution.

9.

The Company wishes to amend and expand section 24.2 to establish the circumstances under which a notice sent by fax or email (as opposed to ordinary mail) is deemed to be received.

10.

The Company wishes to add a new section 24.6 to provide that until such time as a shareholder informs the Company in writing of his or her new address, the Company shall not be required to send further notices, statements, reports or other records to such shareholder, if on two consecutive occasions a record sent to such shareholder is returned because the shareholder cannot be located.”

A complete black-line of the proposed amendments to the Articles, showing all deletions and additions, is attached as Schedule “C”.

Shareholders will be asked at the Meeting to approve these amendments in the form of the Articles Resolution.

The amendments to the Articles are to be implemented by way of an ordinary resolution which must be passed by at least a simple majority of the votes cast by shareholders entitled to vote who are represented in person or by proxy at the Meeting who vote in respect of that resolution.

The Board recommends that shareholders vote “For” the resolution approving the amendments to the Company’s Articles detailed above and in the form of Articles Resolution attached as Schedule “B”.

ANY OTHER MATTERS

Management of the Company knows of no matters to come before the meeting other than those referred to in the Notice of Meeting accompanying this Information Circular.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com  under “Company Profiles – Cardero Resource Corp.”.  The Company’s financial information is provided in the Company’s comparative financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company’s Annual Information Form dated January 20, 2010 and financial statements and related management discussion and analysis for the fiscal year ended October 31, 2009 by contacting the Vice-President and General Counsel of the Company by mail at Suite 1920 – 1188 West Georgia Street, Vancouver, British Columbia, Canada V6E 4A2.

SCHEDULE “A”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the board of Directors of the Company (the “Board”), the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Company.  The Board is committed to sound corporate governance practices that are both in the interest of its shareholders and contribute to effective and efficient decision making.  National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”) establishes corporate governance guidelines that apply to all public companies.  The Company has reviewed its own corporate governance practices in light of these guidelines.  In certain cases, the Company’s practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted.  National Instrument 58-101 (“NI 58-101”) mandates disclosure of corporate governance practices for non-Venture Issuers in Form 58-101F1, which disclosure is set out below.

Structure, Composition and Mandate of the Board

The Board is currently composed of five (5) directors.  All of the proposed nominees for election as a director at the 2010 Annual General Meeting are current directors of the Company.  NP 58-201 suggests that the board of directors of every listed company should be constituted with a majority of individuals who qualify as “independent” directors under National Instrument 52-110 Audit Committees (“NI 52-110”), which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company.  “Material relationship” is defined as a relationship that could, in the view of a company’s board of directors, reasonably interfere with the exercise of a director’s independent judgment.  Of the proposed nominees, two (2), being Hendrik Van Alphen, the President and Chief Executive Officer, and Lawrence W. Talbot, the Vice-President and General Counsel, are “inside” or management directors and, accordingly are not considered by the Board to be “independent”.  The three (3) remaining current directors are considered by the Board to be “independent”, within the meaning of NI 52-110.  In assessing Form 58-101F1 and making the foregoing determinations, the circumstances of each director have been examined in relation to a number of factors, including discussions with each director and a review of the resumes of the directors and the corporate relationships and other directorships held by each of them.

The Company does not currently have a Chairman of the Board and, given the current size of the Board, does not consider that a Chairman is necessary.  The Board will give consideration to appointing an “independent” member as Chairman at such time as it believes that such a position is required.  The Board does not, and does not consider it necessary to, have any formal structures or procedures in place to ensure that the Board can function independently of management.  The Board believes that its current composition, in which only two of five directors are members of management, is sufficient to ensure that the Board can function independently of management.  The independent directors exercise their responsibilities for independent oversight of management, and are provided with leadership, through their majority position on the Board and ability to meet independently of the non-independent directors and management whenever deemed necessary by any independent director.  The independent directors do not have regularly scheduled meeting in the absence of the non-independent directors and management, but can do so on an ad hoc basis, at the expense of the Company, as they see fit.  The independent directors met as a group, without the non-independent directors or management being present, once during the fiscal year ended October 31, 2009.

Each member of the Board understands that he is entitled, at the cost of the Company, to seek the advice of an independent expert if he reasonably considers it warranted under the circumstances.  No director chose to do so during the fiscal year ended October 31, 2009.

During the fiscal year ended October 31, 2009, there were four formal Board meetings.  Messrs. Van Alphen and Talbot participated in all four meetings, Messrs. Harris and Fitch participated in three meetings and Mr. Hitzman (who was in often the field in Africa and unavailable in person or by telephone) participated in one meeting.  The majority of the decisions of the Board, and of its committees, are reflected in consent resolutions.

The Board has not adopted a written mandate.  The mandate of the Board, as prescribed by the BCBCA, is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company.  In doing so, the Board oversees the management of the Company’s affairs directly and through the operation of its standing committees.  In fulfilling its mandate, the Board, among other matters, is responsible for reviewing and approving the Company’s overall business strategies and its annual business plan, reviewing and approving the annual corporate budget and forecast, reviewing and approving significant capital investments outside the approved budget; reviewing major strategic initiatives to ensure that the Company’s proposed actions accord with its stated shareholder objectives; reviewing succession planning; assessing management’s performance against approved business plans and industry standards; reviewing and approving the financial statements, reports and other disclosure issued to shareholders; ensuring the effective operation of the Board; and safeguarding shareholders’ equity interests through the optimum utilization of the Company’s capital resources.  The Board also takes responsibility for identifying the principal risks of the Company’s business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable.  At this stage of the Company’s development, the Board does not believe it is necessary to adopt a written mandate, as sufficient guidance is found in the applicable corporate legislation and regulatory policies.

In keeping with its overall responsibility for the stewardship of the Company, the Board is responsible for the integrity of the Company’s internal control and management information systems (primarily through the Audit Committee) and for the Company’s policies respecting corporate disclosure and communications.

The Board has not developed a written position for the Chairman of the Board (as it does not currently have one), for the Chairmen of any of its standing committees, or for the CEO.  To date, given the size of the Company and its stage of development, the Board does not believe that formal written position descriptions of the position of the Chairman of the Board, of the Chairman of each standing committee and for the CEO are required, and that good business practices and the common law provide guidance as to what is expected of each of such positions.

The general duties of the CEO are as set forth in the existing employment agreement between the CEO and the Company, which were developed by the CC, in consultation with the CEO, at the time the agreement was entered into, and set forth the expectations of the role and position to be fulfilled by the CEO.  Pursuant to the employment agreement, the Company (acting through the Board) has the ability to modify such duties as required, but it has not found it necessary to do so.

Directorships

The current directors of the Company are directors of the following other reporting issuers:

Name of Director	Other Reporting Issuers	Canadian Exchange
Lawrence W. Talbot	Remstar Resources Ltd. Balmoral Resources Ltd.	TSXV NEX
Hendrik Van Alphen	Wealth Minerals Ltd. International Tower Hill Mines Ltd. Ethos Capital Corp. Balmoral Resources Ltd.	TSXV TSX TSXV NEX
Leonard Harris

Alamos Gold Inc.
Canarc Resource Corp.
Endeavour Silver Corp.
Solitario Exploration & Royalty Corp.
Sulliden Gold Corporation Ltd.
Indico Resources Limited
Golden Arrow Resources Corporation
Pediment Exploration Ltd.
Golden Alliance Resources Corp.

TSX TSX TSX TSX TSX TSXV TSXV TSXV TSXV
Murray W. Hitzman	Mansfield Minerals Ltd. Pachamama Resources Ltd.	TSXV TSXV
Stephan Fitch	None	N/A

Orientation and Continuing Education of Directors

Board turnover is relatively rare.  The Company’s current directors have all been with the Company for at least 4 years and two have been with the Company for 9+ years.  As a result, the Board provides ad hoc orientation for new directors.  New directors are briefed on strategic plans, short, medium and long term corporate objectives, the Company’s current mineral properties and ongoing exploration programs, business risks and mitigation strategies, corporate governance guidelines and existing company policies.  However, there is no formal orientation for new members of the Board, and this is considered to be appropriate, given the Company’s size and current level of operations, and the low Board turnover.  If the growth of the Company’s operations and/or increased board turnover warrants it, the Board would consider implementing a formal orientation process.

The skills and knowledge of the Board of Directors as a whole is such that no formal continuing education process is currently deemed required.  The Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience in running and managing public companies in the natural resource sector, and several directors are also director of other resource companies.  Board members are encouraged to communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation, with management’s assistance.  The Company will pay the reasonable costs of attendance by directors at continuing education courses and seminars with respect to corporate governance, directors’ duties and obligations and similar matters.  Board members have full access to the Company’s records.  Reference is made to the heading “Election of Directors” for a description of the current principal occupations of the members of the Board.

Ethical Business Conduct

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company’s business plan and to meet performance goals and objectives according to the highest ethical standards.  To this end, in December 2004 the Board adopted a “Code of Business Conduct and Ethics” for its directors, officers and employees and, in appropriate cases, consultants.  The Code was updated by the Board in September 2006.  Interested shareholders may obtain a copy at www.sedar.com.  Pursuant to the Code, the Company has appointed its Vice-President and General Counsel to serve as the Company’s Ethics Officer to ensure adherence to the Code, reporting directly to the Board.  Training in the Code is included in the orientation of new employees and, to ensure familiarity with the Code, directors, officers and employees are asked to read the Code and sign a Compliance Certificate annually.  Directors, officers and employees are required to report any known violations of the Code to the Vice-President and General Counsel or the Chairman of the Audit Committee or, alternately, to the Company’s outside U.S. or Canadian counsel.

There have not been, since the beginning of the Company’s most recent fiscal year, any material change reports filed that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

In addition to the provisions of the Code, directors and senior officers are bound by the provisions of the Company’s Articles and the BCBCA which set forth how any conflicts of interest are to be dealt with.  In particular, any director who has a material interest in a particular transaction is required to disclose such interest and to refrain from voting with respect to the approval of any such transaction.

In December, 2004, the Board also adopted a “Share Trading Policy”, which prescribes rules with respect to trading in securities of the Company where there is any undisclosed material information or a pending material development.  Strict compliance with the provisions of this policy is required, with a view to enhancing investor confidence in the Company’s securities and contributing to ethical business conduct by the Company’s personnel.

In May, 2007, the Board also created a Sustainable Development Committee in order to reflect the Company’s continuing commitment to improving the environment and ensuring that its activities are carried out in a safe, sustainable and environmentally sound manner (see “Other Board Committees” below).

Nomination of Directors

The Corporate Governance and Nominating Committee (“CGNC”) of the Board (which is composed solely of independent directors) is responsible for reviewing proposals for new nominees to the Board, and conducting such background reviews, assessments, interviews and other procedures as it believes necessary to ascertain the suitability of a particular nominee.  The selection of potential nominees for review by the CGNC are generally the result of recruitment efforts by the individual Board members, including both formal and informal discussions among Board members and with the CEO, and are usually based upon the desire to have a specific set of skills or expertise included on the Board.  The appointment of new directors (either to fill vacancies or to add additional directors as permitted by applicable corporate legislation) or the nomination for election as a director of a person not currently a director by the shareholders at an annual general meeting is carried out by the Board, based on the recommendation of the CGNC.

Details with respect to the mandate and powers of the CGNC are given below under “Other Board Committees”.

Compensation

See “Director Compensation” for details on the CC’s approach to the compensation of directors.

Other Board Committees

Committees of the Board are an integral part of the Company’s governance structure.  At the present time, the Board has the following standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Sustainable Development Committee.

Disclosure with respect to the Audit Committee, as required by NI 52-110, is contained in Item 17 and Schedule “A” of the Company’s 2010 Annual Information Form dated January 20, 2010.  Details of the composition and function of the remaining standing committees of the Board is as follows:

Compensation Committee (“CC”)

Leonard Harris (Chair)
Stephan Fitch

The CC is composed solely of independent directors and has a written charter.  The overall purpose of the CC is to implement and oversee human resources and compensation policies and best practices for recommendation to the Board for approval and implementation.  The responsibilities of the Compensation Committee generally include: (1) recommending human resources and compensation policies to the Board for approval and thereafter implementing such policies; (2) ensuring the Company has programs in place to attract and develop management of the highest  calibre and a process to provide for the orderly succession of management; (3) assessing and reporting to the Board on the performance of the CEO; (4) reviewing the compensation of the CEO and other officers and members of the Board and making recommendations in respect thereof to the Board; (5) reviewing and approving any proposed amendments to the Company’s incentive stock options plan; and (6) making recommendations to the Board concerning stock option grants.

Sustainable Development Committee (“SDC”)

Leonard Harris (Chair)
Murray Hitzman

The SDC is composed solely of independent directors and has a written charter.  The overall purpose of the SDC is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s continuing commitment to improving the environment and ensuring that its activities are carried out, and that its facilities are operated and maintained, in a safe and environmentally sound manner and reflect the ideals and principles of sustainable development.  The primary function of the SDC is to monitor, review and provide oversight with respect to the Company’s policies, standards, accountabilities and programs relative to health, safety, community relations and environmental-related matters.  The SDC will also advise the Board and make recommendations for the Board’s consideration regarding health, safety, community relations and environmental-related issues.

Corporate Governance & Nominating Committee (“CGNC”)

Stephan Fitch (Chair)
Leonard Harris

The CGNC is composed solely of independent directors and has a written charter.  The role of the CGNC is to (1) develop and monitor the effectiveness of the Company’s system of corporate governance; (2) establish procedures for the identification of new nominees to the Board and lead the candidate selection process; (3) develop and implement orientation procedures for new directors; (4) assess the effectiveness of directors, the Board and the various committees of the Board; (5) ensure appropriate corporate governance and the proper delineation of the roles, duties and responsibilities of management, the Board and its committees; and (6) assist the Board in setting the objectives of the CEO and evaluating the performance of the CEO.

Assessments

The Board has traditionally monitored, but not formally assessed, its performance or the performance of individual directors or committee members or their contributions.  The CGNC has, as part of its mandate, the responsibility for producing reports with respect to performance evaluations of the CEO, the Board as a whole, the individual committees of the Board and individual directors, on an annual basis.  The NCG Committee is in the process of determining the appropriate processes for such evaluations, and is reviewing the processes adopted by similar sized public natural resource companies in order to assist it in this regard.

SCHEDULE “B”

Amendments and Additions to the Company’s Articles

Form of Resolution Amending the Company’s Articles

WHEREAS the Company wishes to amend its Articles to reflect recent legislative amendments resulting from the enactment of the Securities Transfer Act (British Columbia);

AND WHEREAS the Company wishes to amend its Articles to clarify that the proxy provisions contained in the Company’s Articles apply only insofar as they are not inconsistent with the rules of any exchange on which the securities of the Company are listed;

AND WHEREAS the Company wishes to amend its Articles to clarify that a proxy holder need not be a shareholder so long as the Company is a public company;

AND WHEREAS the Company wishes to correct grammatical errors in the existing Sections 1.1, 2.7, 2.9, 20.4 and 24.3 of its Articles;

AND WHEREAS the Company wishes to amend Sections 11.9, 11.11, 12.6, 12.9, 12.10, 13.2, 14.11, 16.3, 24.2 and 24.6 of  its Articles for clarification purposes;

AND WHEREAS the Company wishes to amend its Articles to include a provision dealing with undelivered notices;

NOW THEREFORE BE IT RESOLVED as an ordinary resolution that:

A.

Securities Transfer Act (British Columbia)

1.

The Company is hereby authorized to add the following definitions to Section 1.1 of the Company’s Articles:

(a)

“appropriate person” has the meaning assigned in the Securities Transfer Act;

(b)

“protected purchaser” has the meaning assigned in the Securities Transfer Act;

(c)

“securities legislation” means statutes concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes, all as amended from time to time, and rulings and orders, as amended from time to time, issued by the securities commissions or similar regulatory authorities appointed under or pursuant to those statutes; “Canadian securities legislation” means the securities legislation in any province or territory of Canada and includes the Securities Act (British Columbia); and “U.S. securities legislation” means the securities legislation in the federal jurisdiction of the United States and in any state of the United States and includes the Securities Act of 1933 and the Securities Exchange Act of 1934; and

(d)

“Securities Transfer Act” means the Securities Transfer Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act.

2.

The Company is hereby authorized to delete Section 2.3 of the Company’s Articles in its entirety and to replace it with the following:

“2.3

Shareholder Entitled to Certificate or Acknowledgment

Unless the shares of which the shareholder is the registered owner are uncertificated shares, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgment and delivery of a share certificate or an acknowledgment to one of several joint shareholders or to a duly authorized agent of one of the joint shareholders will be sufficient delivery to all.”

3.

The Company is hereby authorized to delete Section 2.6 of the Company’s Articles in its entirety and to replace it with the following:

“2.6

Replacement of Lost, Destroyed or Wrongfully Taken Certificate

If a person entitled to a share certificate claims that the share certificate has been lost, destroyed or wrongfully taken, the Company must issue a new share certificate, if that person:

(1)

so requests before the Company has notice that the share certificate has been acquired by a protected purchaser;

(2)

provides the Company with an indemnity bond sufficient in the Company’s judgment to protect the Company from any loss that the Company may suffer by issuing a new certificate; and

(3)

satisfies any other reasonable requirements imposed by the directors.

A person entitled to a share certificate may not assert against the Company a claim for a new share certificate where a share certificate has been lost, apparently destroyed or wrongfully taken if that person fails to notify the Company of that fact within a reasonable time after that person has notice of it and the Company registers a transfer of the shares represented by the certificate before receiving a notice of the loss, apparent destruction or wrongful taking of the share certificate.”

4.

The Company is hereby authorized to add the following section as Section 2.7 of the Company’s Articles and make appropriate amendments to section numbers and cross references to section numbers required as a result of such addition:

“2.7

Recovery of New Share Certificate

If, after the issue of a new share certificate, a protected purchaser of the original share certificate presents the original share certificate for the registration of transfer, then in addition to any rights on the indemnity bond, the Company may recover the new share certificate from a person to whom it was issued or any person taking under that person other than a protected purchaser.”

5.

The Company is hereby authorized to delete Section 5.1 of the Company’s Articles in its entirety and to replace it with the following:

“5.1

Registering Transfers

Subject to the Business Corporations Act, a transfer of a share of the Company must not be registered unless the Company or the transfer agent or registrar for the class or series of share to be transferred has received:

(1)

in the case of a share certificate that has been issued by the Company in respect of the share to be transferred, that share certificate and a written instrument of transfer (which may be on a separate document or endorsed on the share certificate) made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(2)

in the case of a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate that has been issued by the Company in respect of the share to be transferred, a written instrument of transfer that directs that the transfer of the shares be registered, made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(3)

in the case of a share that is an uncertificated share, a written instrument of transfer that directs that the transfer of the share be registered, made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person; and

(4)

such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of share to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, that the written instrument of transfer is genuine and authorized and that the transfer is rightful or to a protected purchaser.”

6.

The Company is hereby authorized to delete Section 5.2 of the Company’s Articles in its entirety and to replace it with the following:

“5.2

Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors or the transfer agent for the class or series of shares to be transferred.”

7.

The Company is hereby authorized to delete Section 6.1 of the Company’s Articles in its entirety and to replace it with the following:

“6.1

Legal Personal Representative Recognized on Death

In the case of the death of a shareholder, the legal personal representative of the shareholder, or in the case of shares registered in the shareholder’s name and the name of another person in joint tenancy, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares.  Before recognizing a person as a legal personal representative of a shareholder, the directors may require the original grant of probate or letters of administration or a court certified copy of them or the original or a court certified or authenticated copy of the grant of representation, will, order or other instrument or other evidence of the death under which title to the shares or securities is claimed to vest.”

8.

The Company is hereby authorized to delete Section 6.2 of the Company’s Articles in its entirety and to replace it with the following:

“6.2

Rights of Legal Personal Representative

The legal personal representative of a shareholder has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, if appropriate evidence of appointment or incumbency within the meaning of s. 87 of the Securities Transfer Act has been deposited with the Company.  This Article 6.2 does not apply in the case of the death of a shareholder with respect to shares registered in the shareholder’s name and the name of another person in joint tenancy.”

B.

Proxy Provisions

9.

The Company is hereby authorized to delete Section 12.6 of the Company’s Articles in its entirety and to replace it with the following:

“12.6

Proxy Provisions Do Not Apply to All Companies

If and for so long as the Company is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply, Articles 12.7 to 12.15 apply only insofar as they are not inconsistent with any Canadian securities legislation applicable to the Company or any U.S. securities legislation applicable to the Company or any rules of an exchange on which securities of the Company are listed.”

10.

The Company is hereby authorized to amend Section 12.9 by adding the following subsection and to make appropriate amendments to the punctuation within this section required by such addition:

“(4)

the Company is a public company.”

C.

Grammatical Errors

11.

The Company is hereby authorized to amend Section 1.1 by replacing the word “the” in the definition of “legal personal representative” with the word “a”.

12.

The Company is hereby authorized to amend Section 1.1 by deleting the word “and” following the definition of “registered address” and placing “and” after the definition of “securities legislation”.

13.

The Company is hereby authorized to amend the current Section 2.7 (the new Section 2.8) by adding the words “represented by” immediately following the words “representing the same number of shares as”.

14.

The Company is hereby authorized to amend the current Section 2.9 (the new Section 2.10) by: (i) adding the word “required” immediately following the words “(except as”; (ii) deleting the word “provided”; and (iii) replacing the words “registered holder of such share” with the word “shareholder”.

15.

The Company is hereby authorized to amend Section 20.4 by replacing the word “thinks” with “think”.

16.

The Company is hereby authorized to amend Section 24.3 by replacing the words “acting in that behalf for the Company” with the words “acting in that capacity on behalf of the Company”.

D.

Clarification Purposes

11.

The Company is hereby authorized to amend section 11.9 to clarify that if all the executive officers are absent from a meeting of shareholders, any director may act as chair at the meeting.

12.

The Company is hereby authorized to amend section 11.11 to delete the word “must” and replace it with “shall”.

13.

The Company is hereby authorized to amend section 12.6 to clarify that the proxy provisions contained in the Articles are applicable only insofar as they are not inconsistent with, among other things, the rules of any exchange on which the securities of the Company are listed.

14.

The Company is hereby authorized to amend section 12.9 to clarify that that a proxy holder need not be a shareholder so long as the Company is a public company.

15.

The Company is hereby authorized to amend section 12.10 to clarify that if permitted in the notice calling the meeting, a proxy for a meeting of shareholders can be accepted by the chair of the meeting immediately before the commencement of the meeting.

16.

The Company is hereby authorized to amend section 13.2 to clarify that, except in the case where the directors have, by resolution, fixed the number of directors, the shareholders or, failing them, the directors, may fill any vacancies on the board contemporaneously with determining a new number of directors.

17.

The Company is hereby authorized to amend section 14.11 to clarify that a resolution of the directors is required in order to permit the directors to remove any director who ceases for any reason to be qualified to act as a director and does not promptly resign.

18.

The Company is hereby authorized to amend section 16.3 to provide for the directors to set the remuneration of the auditors unless it is set by the shareholders by ordinary resolution.

A.

Notice Provisions

17.

The Company is hereby authorized to delete Section 24.2 of the Company’s Articles in its entirety and to replace it with the following:

“24.2

Deemed Receipt of Mailing

A notice, statement, report or other record that is:

(1)

mailed to a person by ordinary mail to the applicable address for that person referred to in Article 24.1 is deemed to be received by the person to whom it was mailed on the day (Saturdays, Sundays and holidays excepted) following the date of mailing;

(2)

faxed to a person to the fax number provided by that person referred to in Article 24.1 is deemed to be received by the person to whom it was faxed on the day it was faxed; and

(3)

emailed to a person to the email address provided by that person referred to in Article 24.1 is deemed to be received by the person to whom it was emailed on the day it was emailed.”

18.

The Company is hereby authorized to add the following section as Section 24.6 of the Company’s Articles and make appropriate amendments to section numbers and cross references to section numbers required as a result of such addition:

“24.6

Undelivered Notices

If on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to Article 24.1 and on each of those occasions any such record is returned because the shareholder cannot be located, the Company shall not be required to send any further records to the shareholder until the shareholder informs the Company in writing of his or her new address.”

B.

General Authority

19.

Any director or officer of the Company is hereby authorized and directed for and in the name of and on behalf of the Company to execute or cause to be executed, whether under corporate seal of the Company or otherwise, and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in connection with the foregoing.”

If the foregoing resolution is passed, the Articles will henceforth be in the form shown in Schedule “C” (after making the changes shown therein).

SCHEDULE “C”

Blacklined Version of the Company’s Articles Showing All Proposed Amendments and Additions

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